EXHIBIT 99.3

Hanover Completes Acquisition of Israeli Technology Incubator

LOS ANGELES, CA-- (Marketwire - XXXXX, 2013) - Hanover Portfolio Acquisitions (OTCQB: HVPA), an intellectual property investment and monetization firm, announced today it has completed the acquisition of Israeli technology incubator, The Aviva Companies Corporation (“Aviva”). Aviva is a Texas-based incubator focused on the transfer and commercialization of intellectual property developed primarily in Israel.

“Aviva has identified leading and disruptive technologies that have been sourced and developed from some of the brightest minds in the State of Israel,” stated Hanover Chairman and CEO, Alan Collier. “Combining our resources with Aviva's relationships presents an exciting opportunity to rapidly commercialize Israeli-developed technologies through our licensing, joint venture and direct investment platform.”

Aviva has dedicated the past several years to developing and cultivating its relationships within the Information Technology (IT) sector in the State of Israel, primarily working within the technology departments of the top Israeli Universities and high ranking Israeli academics.

"We are cognizant of the fact that the partnership created by the Aviva and Hanover teams is uniquely equipped and positioned to transform verticals across the globe,” stated Josef Garcia, President and CEO of Aviva. “We have been very fortunate in teaming up with Hanover and look forward to announcing our innovative technologies that will foment sustained growth and create value for Hanover's shareholders."

Jacob Cohen, Aviva’s CFO, added, "We were immediately impressed with the amount of human capital surrounding and involved in Hanover and are very excited about the synergistic opportunity to work together to bring these technologies to the market – both in the United States and abroad.”

About Hanover Portfolio Acquisitions

Hanover Portfolio Acquisitions is an intellectual property investment and monetization company focused on creating shareholder value through joint ventures, licensing and direct investments in innovative technologies. The Company specializes in healthcare, energy, consumer electronics, and internet/mobile related technologies.

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

Contact:

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Mr. Andrew Haag

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Hampton Growth

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